Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sun Communities, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Sun Communities, Inc. on Forms S-3 (File No. 333-224179, File No. 333-204911 and File No. 333-203502) and on Forms S-8 (File No. 333-225105 and File No. 333-205857).

/s/ GRANT THORNTON LLP

Southfield, Michigan
February 21, 2019